AZZ Inc. Reports Financial Results for the Second
Quarter of Fiscal Year 2016

Second Quarter Fiscal 2016 EPS of $0.67, up 26.4% compared to $0.53 in Fiscal 2015

Second Quarter Revenues of $214.2 million, up $20.8 million or 10.8% over Fiscal 2015

Gross Margins Increased to 25.0% compared to 21.8% in Fiscal 2015

Announces incremental $0.4 million in Realignment Charges taken in Second Quarter

AZZ Reaffirms Previously Announced Fiscal Year 2016 Earnings and Revenue Guidance of EPS of $2.85 to $3.30 and Sales of $900 - $940 million

Announces Quarterly Cash Dividend of $0.15 per Share

September 29, 2015 - FORT WORTH, TX - AZZ Inc. (NYSE:AZZ), a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services to the power generation, transmission, distribution and industrial markets today announced financial results for the three month and six month periods ended August 31, 2015.

Management Discussion

Tom Ferguson, president and chief executive officer of AZZ Inc., commented, “I am pleased with the solid operating performance and the top- and bottom-line results achieved during the second quarter. We continued to make progress improving the operational performance and profitability of the Energy Segment, particularly in our WSI specialty welding business. During the quarter, we shipped some long-anticipated project backlog out of NLI. As we had indicated many times in the past, we expected our second quarter to be seasonally weaker on the smaller number of outages and turnarounds that occur during the summer as is typical. We believe that the strong results of the first half of the year will continue into the second half of the year as we expect solid bookings for the fall outage season, along with the continued expansion of international orders.”

“In the Galvanizing Service Segment, I am pleased with the progress our team has accomplished with the integration of the recently acquired U.S. Galvanizing operations,” continued Mr. Ferguson. “In our initial quarter of operation, we are already seeing improved operational performance from the business, and we are on track to meet our operational expectations for the acquired plants. Despite challenges in the Gulf Coast region from lower oil prices, we are seeing an upturn in several other markets, including electric utility and bridge and highway infrastructure that are counteracting the regional effects of declining oil prices. We are also solidly on schedule for the opening of our 43rd hot-dip galvanizing plant currently being constructed in Reno, Nevada.”

Mr. Ferguson, concluded, “I continue to believe that fiscal 2016 will be a solid year and we are maintaining our guidance for fiscal 2016 EPS in the range of $2.85 to $3.30 per diluted share and revenues in the range of $900 million to $940 million. We remain confident in our global opportunities and look forward to a solid 2016 and beyond.”

Second Quarter Results

Revenues for the second quarter of fiscal 2016 were $214.2 million compared to $193.4 million for the same quarter last year, an increase of 10.8%. Net income for the second quarter increased 25.2% to $17.2 million, or $0.67 per diluted share, compared to net income of $13.8 million, or $0.53 per diluted share, for the second fiscal quarter of last year.

Earnings for the second quarter of fiscal 2016 reflected an improved gross margin of 25.0% compared to 21.8% in the second quarter of fiscal 2015, on favorable comparisons to charges taken in the prior year. In the second quarter of fiscal 2016 AZZ recorded $0.4 million in net realignment charges compared to operational charges of $5.2 million for certain cost overruns and $2.8 million of realignment charges reflected in gross margin in the second quarter of fiscal 2015.

SG&A expense as a percentage of sales increased to 12.6% from 9.9% in the prior fiscal year as a result of the second quarter of the prior year including the release of a $9.1 million reserve held for the potential payment of a purchase price earn-out, partially offset by $1.1 million of realignment charges taken to SG&A in the same period.

Additionally the effective tax rate was reduced to 21.2% in the current quarter compared to 27.2% in the second quarter of the prior year primarily as a result of capturing certain state tax benefits.

Incoming orders for the second quarter of fiscal 2016 were $233.5 million while shipments for the second quarter totaled $214.2 million, resulting in a book to ship ratio of 109%. In the second quarter of last year incoming orders were $213.4 million, resulting in a book to ship ratio of 110%. Our backlog at the end of the second quarter of fiscal 2016 was $338.1 million compared to backlog at the end of the prior year second quarter of $329.1 million. Approximately 23% of the backlog is scheduled to be delivered outside the U.S.

Energy Segment

Revenues for the Energy Segment for the second quarter of fiscal 2016 were $110.8 million as compared to $100.6 million for the same quarter last year, increasing 10.2%, and included the partial shipment of certain large delayed nuclear projects. Operating income for the Energy Segment increased by $10.2 million to $9.0 million compared to an operating loss of $(1.2) million in the same period last year. Operating margins for the second quarter were 8.1% as compared to a negative margin of (1.2)% in the prior year period. Energy Segment operating income during the second quarter included $0.7 million of net realignment charges, while the same quarter of the prior year included a charge of $5.2 for cost overruns and a $2.6 million realignment charge.

Galvanizing Services Segment

Revenues for the Galvanizing Services Segment for the second quarter were $103.5 million, compared to the $92.9 million in the same period last year, an increase of 11.4% primarily due to the positive impact of the acquisition of US Galvanizing during the quarter. Operating income increased 9.9% to $25.3 million as compared to $23.0 million in the second quarter of fiscal 2015. Operating margins for the second quarter were 24.5%, compared to 24.8% in the same period last year. Segment operating income during the second quarter of fiscal 2015 included a $0.8 million realignment charge.

Announces Dividend

AZZ also announced today that its Board of Directors has authorized a quarterly cash dividend in the amount of $0.15 per share on the company`s outstanding shares of common stock. The dividend is payable on October 26, 2015, to shareholders of record as of the close of business on October 12, 2015.

Conference Call

AZZ Inc.will conduct a conference call to review the financial results for the second quarter of fiscal year 2016 at 11:00 a.m. ET on Tuesday, September 29, 2015. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be webcast via the Internet at http://www.azz.com/investor-relations. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10072707, or for 30 days at http://www.azz.com/investor-relations.

About AZZ Inc.

AZZ Inc. is a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Galvanizing is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

---Financial tables on the following page---

AZZ Inc.
Condensed Consolidated Statement of Income
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	August 31, 2015	August 31, 2014	August 31, 2015	August 31, 2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales	$214,246	$193,416	$443,134	$409,542
Costs of Sales	160,741	151,316	330,325	312,053
Gross Margin	53,505	42,100	112,809	97,489

Selling, General and Administrative	27,086	19,144	53,505	46,685
Operating Income	26,419	22,956	59,304	50,804

Interest Expense	4,023	4,224	7,869	8,432
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(25)	3	(449)	(23)
Other (Income) expense, net	547	17	855	(14)
Income before income taxes	21,874	18,712	51,029	42,409
Income Tax Expense	4,631	4,943	13,862	13,715
Net Income	$17,243	$13,769	$37,167	$28,694
Net Income Per Share
Basic	$0.67	$0.54	$1.44	$1.12
Diluted	$0.67	$0.53	$1.44	$1.11
Diluted average shares outstanding	25,922	25,758	25,892	25,749

Segment Reporting
(in thousands)

	Three Months Ended		Six Months Ended
	August 31, 2015	August 31, 2014	August 31, 2015	August 31, 2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Energy	$110,777	$100,560	$247,780	$231,081
Galvanizing Services	103,469	92,856	195,354	178,461
	$214,246	$193,416	$443,134	$409,542

Segment Operating Income :
Energy	$9,005	$(1,241)	$26,961	$12,416
Galvanizing Services	25,331	23,059	47,425	45,069
Corporate	(7,917)	1,138	(15,082)	(6,681)
Total Segment Operating Income	$26,419	$22,956	$59,304	$50,804

Condensed Consolidated Balance Sheet
(in thousands)

	August 31, 2015	February 28, 2015
	(unaudited)

Assets:
Current Assets	$310,623	$298,634
Net Property, Plant and Equipment	223,573	196,583
Other Assets, Net	449,851	441,697
Total Assets	$984,047	$936,914

Liabilities and Shareholders’ Equity:
Current Liabilities	$152,798	$149,142
Long Term Debt Due After One Year	337,478	315,982
Other Liabilities	46,162	51,738
Shareholders’ Equity	447,609	420,052
Total Liabilities and Shareholders’ Equity	$984,047	$936,914

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended
	August 31, 2015	August 31, 2014
	(unaudited)	(unaudited)

Net cash provided by operating activities	$54,857	$53,826
Net cash used in investing activities	(70,896)	(21,896)
Net cash provided by (used in) financing activities	14,589	(18,007)
Effect of exchange rate changes on cash	(851)	139
Net increase (decrease) in cash and cash equivalents	$(2,301)	$14,062
Cash and cash equivalents at beginning of period	22,527	27,565
Cash and cash equivalents at end of period	$20,226	$41,627

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